UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.                )*

STAR BANC CORPORATION
Name of Issuer

COMMON STOCK
Title of Class of Securities

85508310-1
CUSIP Number

Check the following box if a fee is being paid with this statement [   ] .
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 85508310-1                  13G                  Page 2 of 4 Pages
______________________________________________________________________________
1.	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Star Banc Corporation
	31-0838189
_____________________________________________________________________________
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
								(a)[      ]
								(b)[      ]
______________________________________________________________________________
3.	SEC USE ONLY

______________________________________________________________________________
4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	Ohio, United States
______________________________________________________________________________
NUMBER OF     5.	SOLE VOTING POWER
SHARES           1,095,678
              ________________________________________________________________
BENEFICIALLY  6.	SHARED VOTING POWER
OWNED BY         0
              ________________________________________________________________
EACH          7.	SOLE DISPOSITIVE POWER
REPORTING        896,534
              ________________________________________________________________
PERSON WITH   8.	SHARED DISPOSITIVE POWER
                 345,596
______________________________________________________________________________
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
		1,653,680
______________________________________________________________________________
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [    ]
______________________________________________________________________________
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.41%
______________________________________________________________________________
12.	TYPE OF REPORTING PERSON*

______________________________________________________________________________
*SEE INSTRUCTION BEFORE FILLING OUT!

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Schedule 13G

Item 1.
	(a)	Name of Issuer
		STAR BANC CORPORATION

	(b)	Address of Issuer's Principal Executive Offices
		425 WALNUT STREET, CINCINNATI, OHIO  45202

Item 2.
	(a)	Name of Person Filing
		STAR BANC CORPORATION

	(b)	Address of Principal Business Office or, if none, Residence
		425 WALNUT STREET, CINCINNATI, OHIO  45202

	(c)	Citizenship:
		OHIO

	(d)	Title of Class of Securities
		COMMON STOCK

	(e)	CUSIP Number
		85508310-1

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

		THIS STATEMENT IS FILED PURSUANT TO PARAGRAPH (g) OF THIS ITEM 3 BY STAR BANC
CORPORATION, A PARENT HOLDING COMPANY AS DESCRIBED IN SECTION 240.13d-1(b)(ii)
(G).  STAR BANC CORPORATION HAS THREE SUBSIDIARY BANKS WHOSE TRUST DEPARTMENTS
"BENEFICIALLY OWN" SECURITIES OF THE ISSUER.  THE SUBSIDIARY BANKS ARE LISTED
IN EXHIBIT A ATTACHED TO THIS SCHEDULE AS REQUIRED BY ITEM 7.

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Item 4.  Ownership

	STAR BANC CORPORATION HAS RECORD TITLE TO NONE OF THE SECURITIES FOR WHICH THIS
STATEMENT IS FILED.  ALL SUCH SECURITIES ARE HELD BY THE TRUST DEPARTMENT OF
THE SUBSIDIARY BANKS.  THE INFORMATION ABOUT SOLE OR SHARED POWER IS GIVEN IN
EXHIBIT A WITH REGARD TO EACH SUCH SUBSIDIARY BANK.

Item 5.	Ownership of Five Percent or Less of a Class

	INAPPLICABLE

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

	THE BANK SUBSIDIARIES OF STAR BANC CORPORATION IDENTIFIED IN EXHIBIT A HAVE
RECORD TITLE ONLY TO THESE SECURITIES AND HAVE NO ECONOMIC BENEFICIAL INTEREST
IN SUCH SECURITIES.  NO SINGLE FIDUCIARY ACCOUNT IS ENTITLED TO RECEIVE OR
DIRECT DIVIDENDS OR PROCEEDS FROM 5% OF THE CLASS OF SECURITIES OUTSTANDING.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company

	ATTACHED, AS EXHIBIT A, IS A SCHEDULE IDENTIFYING THE SUBSIDIARY BANKS WHICH
HOLD THE SECURITIES BEING REPORTED IN THIS STATEMENT, ALONG WITH THE INFORMATION
REQUIRED BY ITEM 4.  EACH SUBSIDIARY BANK IS A BANK AS DEFINED IN ITEM 3(b).

Item 8.	Identification and Classification of Members of the Group

	INAPPLICABLE

Item 9.	Notice of Dissolution of Group

	INAPPLICABLE

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Item 10.	Certification

	By signing below, Star Banc Corporation certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

	After reasonable inquiry and to the best of my knowledge and belief, Star Banc
Corporation certifies that the information set forth in this statement is true, complete and correct.

STAR BANC CORPORATION

By:	/s/ F. Kristen Koepcke

F. Kristen Koepcke, Vice President,
General Counsel and Secretary

February 14, 1994

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